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                                                                  EXHIBIT (a)(5)

                         NOTICE OF WITHDRAWAL OF TENDER

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If you previously accepted Caminus' offer to exchange your options, but you would like to change your decision and withdraw your tender, you must sign this Notice of Withdrawal and return it to us no later than 5:00 p.m., Eastern Standard Time, on November 26, 2002, unless the offer is extended. If you have questions, please contact Stephanie Shaw in the Human Resources department.
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To Caminus Corporation:

        I previously received a copy of the Offer to Exchange (dated October 28, 2002) and a Letter of Transmittal. I signed and returned the Letter of Transmittal, in which I chose to accept Caminus' offer to exchange my options. I now wish to withdraw my tender. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer. I have read and understand all of the terms and conditions of the offer to exchange options, including the consequences of a withdrawal.

        I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you so that you receive it before 5:00 p.m., Eastern Standard Time, on November 26, 2002, or, if Caminus Corporation extends the deadline to exchange options, before the extended expiration of the offer.

        By rejecting the offer to exchange options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price and vesting schedule as before). These options will continue to be governed by the stock option plan(s) under which they were granted and existing option grant documents between Caminus Corporation and me.

        I have completed and signed the following exactly as my name appears on my original Letter of Transmittal.

        I do not accept the offer to exchange options.

Signature:
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Date:                                 , 2002
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Name:
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                      (Please Print)

Tax ID/Social Security No.:
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